EXHIBIT 10.8

[Global Capital Advisors Letterhead]

March 31, 2005

Mr. Rich Parlontieri
President, CEO
Speedemissions, Inc.
1029 Peachtree Parkway North
Suite 310
Peachtree City, GA 30269

RE:	Outstanding Indebtedness of Speedemissions, Inc.

Dear Rich:

This letter confirms t hat GCA Strategic Investment Fund Limited (the “Fund”) has agreed to extend the maturity date of the $350,000 Promissory Note due April 25, 2005 (the “Note”). The Fund agreed to extend the maturity date of the Note until October 31, 2005. By execution of this letter, the Fund does not waive any of its rights under any other related transaction documents.

Sincerely,

/s/ Lewis N. Lester

Lewis N. Lester
Chairman and CEO
Global Capital Advisors, LLC
the investment advisor to
GCA Strategic Investment Fund Limited

Agreed and Accepted this
31st day of March, 2005

By:  /s/ Richard Parlontieri

Name: Rich Parlontieri
Title: President and CEO